Exhibit 4.1

TEKNI-PLEX, INC.

Each of the Guarantors PARTY HERETO

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

__________________

THIRD SUPPLEMENTAL INDENTURE

Dated as of December 8, 2009

to

INDENTURE

Dated as of June 10, 2005

Between

TEKNI-PLEX, INC.

each of the Guarantors PARTY THERETO

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

__________________

10 7/8% Senior Secured Notes due 2012

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 8, 2009, between TEKNI-PLEX, INC., a Delaware corporation (the “Company”), the GUARANTORS listed on the signature page hereto (the “Guarantors”) and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”). Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture.

WITNESSETH:

WHEREAS, the Company and the Guarantors executed and delivered to the Trustee an Indenture dated as of June 10, 2005 (as amended and supplemented from time to time, the “Indenture”) by and among the Company, the Guarantors and the Trustee, pursuant to which the Company’s 10 7/8% Senior Secured Notes due 2012 (the “Notes”) were issued;

WHEREAS, the Company and the Guarantors executed and delivered to the Trustee a Supplemental Indenture dated as of December 5, 2008 to the Indenture, pursuant to which the Company and the Guarantors amended the provisions of Section 4.03;

WHEREAS, the Company and the Guarantors executed and delivered to the Trustee a Second Supplemental Indenture dated as of September 30, 2009 to the Indenture, pursuant to which the Company and the Guarantors amended Article 10 to include a new section 10.09;

WHEREAS, Section 4.03(a) of the Indenture requires the Company to file, within the time periods specified in the Securities and Exchange Commission (the “SEC”) rules and regulations, a copy of all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports and all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

WHEREAS, the Company has requested that the Holders direct the Trustee to execute and deliver an amendment to the Indenture to amend Section 4.03(a);

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain inapplicable exceptions, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees, the Security Documents and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (the “Requisite Consents”);

WHEREAS, the Holders that have approved this Supplemental Indenture (as evidenced by their execution of a Consent Form) constitute Holders of at least a majority in aggregate principal amount of the Notes now outstanding and are willing to direct the Trustee to execute and deliver the Supplemental Indenture;

WHEREAS, consistent with DTC practice, DTC has authorized direct participants in DTC set forth in the position listing of DTC as of the date hereof to approve this Supplemental Indenture as if they were Holders of the Notes held of record in the name of DTC or the name of its nominee;

WHEREAS, the Trustee has been directed by the Holders of the requisite principal amount of the Notes to execute and deliver the Supplemental Indenture in its capacity as Trustee;

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the Company and each Guarantor and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

WHEREAS, the Company has agreed to indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Supplemental Indenture, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith; and

NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the amendments to the Indenture consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1	AMENDMENT TO COVENANTS.

(a)       The last sentence of the second paragraph of Section 4.03(a) is hereby amended by replacing such sentence with the following:

“Such annual and quarterly reports shall not be required to include financial information for periods ending June 30, 2007 or earlier and will not be required to comply with the certification requirements of Section 302 of the Sarbanes-Oxley Act of 2002 applicable to reports filed with the SEC. The Company will post a copy of each of the reports referred to in clauses (1) and (2) above on its website for public availability within the time periods specified in the rules and regulations of the SEC that would be applicable to such reports.”

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1	Effect of Supplemental Indenture.

Prior to the Supplemental Indenture becoming effective, the Company shall deliver to the Trustee an Officers’ Certificate certifying that all conditions precedent provided for in the Indenture relating to the Supplemental Indenture have been satisfied. The Trustee may conclusively rely upon such certificate to establish that such Requisite Consents have been obtained. Prior to the Supplemental Indenture becoming effective, the Company shall also deliver to the Trustee an Opinion of Counsel, stating that, in the opinion of such counsel, all conditions precedent provided for in the Indenture relating to the Supplemental Indenture have been satisfied. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2	Indenture Remains in Full Force and Effect.

Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3	Indenture and Supplemental Indenture Construed Together.

This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture, together with all supplemental indentures effective prior to the date hereof, shall henceforth be read and construed together.

Section 2.4	Confirmation of Indenture.

The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.5	Conflict with Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.

Section 2.6	Separability.

In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7	Successors and Assigns.

All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Guarantors and the Trustee.

Section 2.8	Certain Duties and Responsibilities of the Trustee.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

Section 2.9	Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.

Section 2.10	Counterparts.

This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written.

TEKNI-PLEX, INC., as Issuer
By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

PURETEC CORPORATION
PLASTIC SPECIALTIES AND TECHNOLOGIES,  INC.
PLASTIC SPECIALTIES AND TECHNOLOGIES                INVESTMENTS, INC.
BURLINGTON RESINS, INC.
DISTRIBUTORS RECYCLING, INC.
NATVAR HOLDINGS, INC.
TRI-SEAL HOLDINGS, INC.
TP-ELM ACQUISITION SUBSIDIARY, INC.
TPI ACQUISITION SUBSIDIARY, INC.,
collectively, as Guarantors

By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Ignazio Tamburello
Name: Ignazio Tamburello Title: Vice President